Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of SkyWest, Inc. of our report dated June 27, 2014, relating to the statements of assets available for benefits of the Atlantic Southeast Airlines, Inc. Investment Savings Plan as of December 31, 2013 and 2012, the related statement of changes in assets available for benefits for the year ended December 31, 2013, and the related supplemental Schedule H, Part IV, Line 4i- Schedule of Assets (Held At End of Year) as of December 31, 2013 of the Atlantic Southeast Airlines, Inc. Investment Savings Plan, which report appears in the December 31, 2013 Annual Report on Form 11-K of the Atlantic Southeast Airlines, Inc. Investment Savings Plan.

/s/ Tanner LLC

Salt Lake City, Utah

June 27, 2014